Exhibit 99.1

NEWS BULLETIN

FOR IMMEDIATE RELEASE

CalAmp Announces Appointment of Roxanne Oulman to the Board of Directors

IRVINE, CA – August 1, 2018 – CalAmp (Nasdaq: CAMP), a technology solutions pioneer transforming the global connected economy, today announced that a new independent director, Roxanne Oulman, has been appointed to the Company’s Board of Directors effective August 1, 2018. This appointment expands the Company’s Board to eight members.

“I am delighted to welcome Roxanne to CalAmp’s Board of Directors,” said A.J. “Bert” Moyer, CalAmp’s Chairman of the Board. “Roxanne has extensive financial expertise and is a great addition to our Board as well as a valued member of our Audit Committee. Roxanne has led business transformations in diverse industries and we are looking forward to her insights and perspectives as we advance our strategy to drive profitable growth in the Global Industrial IoT and Connected Vehicle market verticals.”

“I am honored to join CalAmp’s Board of Directors,” said Roxanne Oulman.  “CalAmp is a growing telematics leader that is transforming the global connected economy through combining its expansive base of telematics devices and proven CalAmp Telematics Cloud platform with broad Software-as-a Service (SaaS) applications.”

Roxanne served as CFO at CallidusCloud (Nasdaq: CALD), a publicly traded SaaS company that was acquired by SAP (NYSE: SAP) for $2.4 billion in April 2018.  She continues to assist SAP with the integration of CallidusCloud and is executing on various operational and growth strategies. Roxanne oversaw Finance, Accounting, Investor Relations, IT, Security Compliance and Contract Management.  Prior to her CFO role, Roxanne was the Senior Vice President of Finance, where she led numerous acquisitions and financing transactions, and supported an on-premise license to SaaS transition.

Previously, Roxanne was the interim Chief Financial Officer at Thoratec Corporation (Nasdaq: THOR), a publicly traded medical device company, where she held multiple financial leadership roles from 2004 to 2013.

Roxanne holds a Masters of Business Administration from University of the Pacific-Eberhardt School of Business and a CMA, and a Bachelor’s of Science in Accounting from Minnesota State University, Mankato.

About CalAmp

CalAmp (Nasdaq: CAMP) is a technology solutions pioneer transforming the global connected economy. We help reinvent businesses and improve lives around the globe with technology solutions that streamline complex IoT deployments and bring intelligence to the edge. Our software applications, scalable cloud services, and intelligent devices collect and assess business-critical data from mobile assets, cargo,

Exhibit 99.1

companies, cities and people. We call this The New How, powering autonomous IoT interaction, facilitating efficient decision making, optimizing resource utilization, and improving road safety. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. LoJack is a wholly owned subsidiary of CalAmp. For more information on CalAmp, visit calamp.com, or LinkedIn, Twitter, YouTube or CalAmp Blog.

CalAmp, CalAmp logo and LoJack are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries, and/or the EU.  Any other trademarks or trade names mentioned are the property of their respective owners.

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Media Inquiries

Pazia Colella

Merritt Group for CalAmp

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colella@merrittgrp.com

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Nicole Noutsios

NMN ADVISORS for CalAmp

510.315.1003
nicole@nmsadvisors.com